Exhibit 10.20

FORM OF CHANGE OF CONTROL AGREEMENT

OCCAM NETWORKS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and Occam Networks, Inc. (the “Company”), initially effective as of [DATE] (the “Effective Date”) and amended and restated as of December 10, 2008.

RECITALS

1.                                       It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2.                                       The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.                                       The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.                                       Certain capitalized terms used in the Agreement are defined in Section 8 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Term of Agreement.  This Agreement is effective as of the Effective Date and will remain in effect through the third anniversary of the Effective Date, except in the event of a Change of Control during such term, in which case this Agreement will remain in effect through, and automatically terminate upon, the completion of all payments under the terms of this Agreement (the “Agreement Term”), provided that the Board of Directors of the Company or the Compensation Committee thereof may, in its sole and absolute discretion, at any time extend the term of this Agreement for such period of time as it may determine appropriate.  No severance benefits will be paid under this Agreement with respect to any termination of employment effective after the date of the Agreement’s termination.

2.                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”).  If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.                                       Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any: (i) unpaid base salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his or her termination of employment, (iii) pay for accrued but unused vacation, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (v) unreimbursed business expenses required to be reimbursed to Executive, and (vi) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company (or any parent, subsidiary or successor of the Company) without Cause (as defined herein) or if Executive resigns for Good Reason (as defined herein), Executive will be entitled to the amounts and benefits specified in Section 4.

4.                                       Severance Benefits.

(a)                                  Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control.  If on or within six (6) months following a Change of Control, (i) Executive’s employment is terminated by the Company (or any parent, subsidiary or successor of the Company) without Cause or (ii) Executive resigns for Good Reason, and Executive signs and does not revoke the release of claims required by Section 5, Executive will receive the following severance benefits from the Company:

(i)                                     Severance Payment.  Executive will receive a lump sum cash payment equal to six (6) months of the Executive’s annual base salary (as in effect immediately prior to (A) the Change of Control or (B) Executive’s termination, whichever is greater).

(ii)                                  Equity Awards.  Fifty percent (50%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iii)                               Benefits.  The Company agrees to reimburse Executive for premiums paid for the same level of group health coverage as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) the date that is six (6) months following his or her termination, or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.  Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his or her payments for COBRA coverage.

(b)                                 Timing of Severance Payments.  Subject to Section 4(g) below, the Company will pay the severance payments to which Executive is entitled pursuant to Section 4(a)(i) above in cash and in full, within ten (10) calendar days after the date of the termination of Employee’s employment as provided in Section 4(a) or, if later, on the date the release of claims required pursuant to Section 5 of this Agreement becomes effective.  If Executive should die before all severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c)                                  Voluntary Resignation; Termination For Cause.  If Executive’s employment with the Company terminates (i) voluntarily by Executive (except upon a termination for Good Reason on or within six (6) months following a Change of Control) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement or Equity Award agreements.

(d)                                 Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability (as defined herein), or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement or Equity Award agreements.

(e)                                  Termination Apart from Change of Control.  In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the six (6) month period following a Change of Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement or Equity Award agreement.

(f)                                    Exclusive Remedy.  In the event of a termination of Executive’s employment on or within six (6) months following a Change of Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 4, except as may be provided in any Equity Award agreement.

(g)                                 Section 409A.

(i)                                     Distributions.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until the Executive has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).  If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to Executive’s death), and the payment of any portion of the severance payments under this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), will result in the imposition of additional tax under Section 409A if paid to Executive on or within the six (6) month period following Executive’s termination, then the portion of the Deferred Compensation Separation Benefits that would cause the imposition of additional tax under Section 409A will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii)                                  Amendment.  This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5.                                       Conditions to Receipt of Severance; No Duty to Mitigate.

(a)                                  Separation Agreement and Release of Claims.  The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”) within the period required by the release and in no event will the period to return the release be longer than sixty (60) days, inclusive of any revocation period set forth in the Release, following the Executive’s termination of employment (the “Release Deadline”).  No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.  Notwithstanding any contrary provisions of Section 4, in the event that the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Executive’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 4(g)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, or (ii) such time as required by Section 4(g).

(b)                                 Non-solicitation.  The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Agreement Term and Continuance Period, Executive will not solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company.

(c)                                  Nondisparagement.  During the Agreement Term and Continuance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company.  Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or her or its rights pursuant to this Agreement.

(d)                                 Other Requirements.  Executive’s receipt of severance payments will be subject to Executive continuing to comply with the terms of any agreement between the Company and Executive (or any written policy of the Company) relating to treatment of confidential information, assignment of inventions, or similar terms (any such agreement or policy, a “Confidentiality Agreement”) and the provisions of this Section 5.

(e)                                  No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment

6.                                       Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4 will be either:

(a)                                  delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Any reduction in payments and/or benefits required by this Section 6(b) shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.                                       Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                  Cause.  For purposes of this Agreement, “Cause” will mean:

(i)                                     Executive’s willful and continued failure to perform the duties and responsibilities of his or her position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his or her duties and provides Executive with thirty (30) days to take corrective action;

(ii)                                  Any material act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii)                               Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)                              A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v)                                 A willful breach of a Confidentiality Agreement or any written policy relating to ethics or conduct;

(vi)                              Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vii)                           Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(viii)                        Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(ix)                                       Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

(b)                                 Change of Control.  “Change of Control” of the Company is defined as:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)                               A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)                              The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c)                                  Continuance Period.  “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date that is six (6) months following the date of the termination of Executive’s employment.

(d)                                 Disability.  For purposes of this Agreement, “Disability” will have the same meaning as that term is defined in the Company’s 2006 Equity Incentive Plan.  Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the Agreement Term, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(e)                                  Good Reason.  “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Executive’s consent:

(i)                                     a material diminution of Executive’s authority, duties, or responsibilities, relative to Executive’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority, duties, or responsibilities or a change in title or reporting responsibility that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material (as, for example, when the Chief Financial Officer of the Company remains the principal financial or accounting employee of the Company (or the business unit comprising the Company) following a Change of Control even though he or she is not made the Chief Financial Officer of the acquiring corporation;

(ii)                                  a material diminution by the Company in the base salary of Executive as in effect immediately prior to such reduction, other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company;

(iii)                               the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; or

(iv)                              tthe failure of the Company to obtain the assumption of this Agreement by any successor in accordance with Section 8(a) below.

Notwithstanding the foregoing, Executive will not resign for Good Reason without first providing the Board with written notice of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

8.                                       Successors.

(a)                                  The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                       Notice.

(a)                                  General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

10.                                 Miscellaneous Provisions.

(a)                                  Arbitration.  The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Barbara, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The parties agree that the prevailing party in any arbitration will be awarded its reasonable attorney fees and costs.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a jury.  This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.

(b)                                 Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement, together with any Employment Agreement (to the extent not otherwise superseded herein), any Equity Award agreements that describe Executive’s outstanding Equity Awards and/or any Confidentiality Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.  However, with respect to Equity Awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f)                                    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.  The remainder of this Agreement will be interpreted so as best to effect the intent of the Company and the Executive.

(g)                                 Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	OCCAM NETWORKS, INC.

By:

Title:

EXECUTIVE	By:

Title: